Exhibit 97.1

Incentive-Based Compensation Clawback Policy

(Financial Restatement)

1.	Introduction

This incentive-based compensation clawback policy (the “Policy”) has been adopted by the Board of Directors (the “Board”) of Thomson Reuters Corporation (the “Company”) to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under Canadian and U.S. securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 issued thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed to implement Rule 10D-1 under the Exchange Act (collectively, the “U.S. Clawback Rules”).

2.	Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

“Covered Executive Officers” means the Company’s current and former executive officers, as determined by the Board in accordance with the U.S. Clawback Rules, and such other officers or employees who may from time to time be deemed subject to the Policy by the Board.

“Effective Date” means October 2, 2023.

“Excess Incentive-Based Compensation” means the amount by which any Incentive-Based Compensation that is granted, earned, or vested based on erroneous or inaccurate data contained in Materially Non-Compliant Financial Statements as originally publicly filed exceeds the amount of any Incentive-Based Compensation that would have been granted, earned, or vested based on the data contained in any subsequent restatement of such Materially Non-Compliant Financial Statements, as computed without regard to any taxes paid thereon and otherwise as determined by the Board in accordance with the U.S. Clawback Rules. If the Board cannot determine the amount of excess Incentive-Based Compensation received by the Covered Executive Officer directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from the financial information, and includes, for example, stock price, total shareholder return, revenues, net income, earnings before interest, taxes, depreciation, and amortization (EBITDA), funds from operations, liquidity measures such as working capital or operating cash flow, return measures such as return on invested capital or return on assets, and earnings measures such as earnings per share.

“Human Resources Committee” means the Human Resources Committee of the Board or such other committee as the Board may, from time to time, appoint to oversee the application of this Policy.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure, which may include: annual bonuses and other short- and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, or performance units. For the avoidance of doubt, Incentive-Based Compensation does not include awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures.

“Lookback Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement (as determined in accordance with the U.S. Clawback Rules) or any applicable transition period as specified under the Exchange Act.

“Materially Non-Compliant Financial Statements” means any financial statements of the Company where there has been any restatement of the financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement correcting an error that either (1) is material to the previously-issued financial statements (i.e. a “big R” restatement); or (2) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e. a “little r” restatement).

“Performance Period” means the current period or the Lookback Period, as applicable.

3.	Recoupment of Incentive-Based Compensation

In the event of Materially Non-Compliant Financial Statements, the Board will require reimbursement or forfeiture of any Excess Incentive-Based Compensation granted, earned, or vested in favour of, any current or former Covered Executive Officer during the relevant Performance Period. Notwithstanding the foregoing, such reimbursement or forfeiture of Excess Incentive-Based Compensation shall not be required from a Covered Executive Officer if that individual was not a Covered Executive Officer at any time during the relevant Performance Period.

4.	Method of Recoupment

The Board shall have the sole discretion and authority to determine the method for recouping any Incentive-Based Compensation under Section 3 of this Policy which may include, without limitation, (i) requiring the Covered Executive Officer to repay all or a portion of any cash bonus (including any performance bonus) or other equity-based compensation granted, awarded or paid to the Covered Executive Officer; (ii) canceling all or a portion of any unvested or vested equity-based compensation deferred by or granted, awarded or paid to the Covered Executive Officer; (iii) requiring the Covered Executive Officer to repay all or a portion of any gains realized by the Covered Executive Officer on the exercise of stock options or other equity-based compensation; (iv) offsetting the recoupment amount against any current or future equity-based compensation or any other amounts owed by the Company to the Covered Executive Officer; (v) combining any of items (i) to (iv) above; and/or (vi) taking any other remedial and recovery action permitted by law, as determined by the Board. Any recoupment under this Policy shall be reasonably prompt.

5.	No Indemnification

The Company shall not indemnify a Covered Executive Officer for any losses suffered as a result of recoupment under this Policy, including without limitation, the loss of any Incentive-Based Compensation.

6.	Effective Date

This Policy shall be effective as of the Effective Date and shall apply to Incentive-Based Compensation that is approved, awarded or granted to, or earned by, the Covered Executive Officers on or after that date.

7.	Board Authority

All determinations, decisions and interpretations to be made under this Policy shall be made by the Board, on the recommendation of the Human Resources Committee. Any determination, decision or interpretation made by the Board under this Policy shall be final, binding and conclusive on all Covered Executive Officers and all other parties. This Policy may be amended or terminated at any time by the Board. The Board will amend this Policy as it deems necessary to comply with applicable laws and any rules, regulations, guidance or standards adopted by a securities regulatory authority or a stock exchange on which the Company’s securities are listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the U.S. Clawback Rules.

8.	Administration of the Policy

Any applicable award agreement, form or other document setting forth the terms and conditions of any Incentive-Based Compensation covered by the Policy which is approved, granted, awarded, earned or paid on or after the Effective Date shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of the Policy will govern. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive Officer to agree to abide by the terms of this Policy.

To the extent necessary and where permitted by law, this Policy shall constitute an agreement to extend and to exclude the applicability of any statute of limitations (including, without limitation, the Limitations Act, 2002 (Ontario)) for recoupment by the Company of any Excess Incentive-Based Compensation or Incentive-Based Compensation.

This Policy shall be qualified by reference to the U.S. Clawback Rules. To the extent there is a conflict between this Policy and the U.S. Clawback Rules, or any interpretive question arises hereunder, the U.S. Clawback Rules shall control.

9.	No Impairment of Other Remedies

Any recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, including, without limitation, (i) dismissing the Covered Executive Officer, (ii) adjusting the future compensation of the Covered Executive Officer, or (iii) authorizing legal action or taking such other action to enforce the Covered Executive Officer’s obligations to the Company as it may deem appropriate in view of all of the facts and circumstances surrounding the particular case; provided, however, that any amounts recouped under any law or other policy (including the Wrongful Acts Clawback Policy) that would be recoverable under this Policy shall count toward any required recoupment under this Policy and vice versa, in each case without duplication.

10.	Impracticability

The Board shall recover any Excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the majority of the independent directors serving on the Compensation Committee of the Board (or in its absence, the majority of the independent directors serving on the Board) in accordance with the U.S. Clawback Rules.

11.	Successors

This Policy shall be binding and enforceable against all Covered Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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